Exhibit 99.1

www.mscibarra.com

Benjamin F. duPont Joins MSCI Inc. Board of Directors

New York – February 11, 2008– MSCI Inc. (NYSE: MXB), a leading provider of investment decision support tools, including indices and portfolio risk and performance analytics, announced today that Benjamin F. duPont has joined the MSCI Inc. Board of Directors effective February 11, 2008.  In addition, Mr. duPont has joined the Audit Committee of the Board of Directors.

Mr. duPont is the Founder and President of yet2.com, a business-to-business market for technology and intellectual property.  Prior to forming yet2.com in 1999, Mr. duPont held a variety of leadership positions at DuPont for 13 years in their Specialty Chemicals, Fibers and Automotive business units.

“We are very pleased that Ben has agreed to join the MSCI Board of Directors.  His addition to the Board will bring additional business perspectives to the MSCI management team that will help us to better serve the needs of our clients and increase shareholder value,” said Henry Fernandez, Chairman and CEO of MSCI Inc.

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide.  MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets.  MSCI Inc. is headquartered in New York, with research and commercial offices around the world.  Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc.   MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Ken O’Keeffe, MSCI, New York	+ 1.212.804.1583

For media enquiries please contact:

Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888